UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2013

Commission File Number 000-54530

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2506 Campbell Place, Kensington MD 20895-3131
(Address of principal executive offices)

888-426-4780
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                             Entry Into A Material Definitive Agreement
Item 2.03                             Creation of a Direct Financial Obligation or an Obligation under an Off-BalanceSheet Arrangement of a Registrant

On February 13, 2012, Direct JV Investments Inc. (“JV”), a wholly-owned subsidiary of Forex International Trading Corporation (the “Company”) entered into a Joint Venture Agreement (the “JV Agreement”) with Vulcan Oil & Gas Inc. (“Vulcan”), whereby the Company would from time to time provide financing to certain Vulcan alternative, green and solar energy projects (the “Projects”) with the goal of sharing in any rebates awarded by the government on any of the Projects.  Pursuant to the JV Agreement, JV provided Vulcan with $68,000 in cash (the Funding”) and credit for inventory valued at $31,327.93 for a total investment value of $99,327.93 (the “Investment”).

On January 7, 2013, effective December 31, 2012, the Company, JV and Vulcan entered an agreement (the “Agreement”) pursuant to which the JV Agreement was terminated, the Company issued to Vulcan a 4% convertible promissory note in the principal amount of $500,000 (the “Forex Note”) and Vulcan issued to the Company a 10% Secured and Collateralized Promissory Note in the principal amount of $400,000 (the “Vulcan Note” and collectively with the Forex Note, the “Notes”) in consideration of the Forex Note.

The Forex Note maturity date is December 31, 2013, which can be extended by the Company for an additional one year at which point the 4% interest rate will increase to 10% per annum. The Forex Note may be prepaid without penalty.  The Forex Note conversion price is the Variable Conversion Price, which is defined as 50% multiplied by the average of the lowest three trading prices of the Company’s common stock on the OTCBB during the 10 day trading period ending on the latest complete day of trading on the OTCBB prior to the date of conversion.  The Variable Conversion Price cannot be less than $0.001.  At no time will Vulcan convert any amount of the Forex Note into common stock that would result in Vulcan owning more than 4.99% of the common stock outstanding of the Company.

The Vulcan Note has a 10% one-time interest charge on the principal sum.  The interest rate will be increased by an additional 4% per annum (e.g. 14% per annum) in the event the principal is not paid by the December 31, 2013 maturity date.  The collateral or security of the Vulcan Note is 50,000 watts of solar modules.  The Vulcan Note may be prepaid without penalty.

After closing the Notes and recording of the difference as a debt discount, there are no further balances between the parties and the JV Agreement is null and void. The Company has received Vulcan’s consent (subject to a fee to be negotiated upon the Company entering an agreement, with a minimum fee in the amount of the Funding) to begin negotiations with private groups to purchase certain knowledge and assets for the production of proprietary solar modules, directly or via third party. While management is of the opinion that these discussions may successfully produce agreements, there can be no guarantee of this.

The foregoing information is a summary of the Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01                      Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
4.1	$500,000 Convertible Promissory Note issued by Forex International Trading Corp.

4.2	$400,000 Secured and Collateralized Promissory Note issued by Vulcan Oil & Gas Inc.

10.1	Agreement by and between and Direct JV Investments Inc., Forex International Trading Corporation and Vulcan Oil & Gas Inc. dated January 7, 2013

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

Date: January 9, 2013	By:	/s/ Erik Klinger
Erik Klinger, CFO

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